                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                 SCHEDULE 13D/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 5)

                         SEAMAN FURNITURE COMPANY, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                   812163-30-1
                                 (CUSIP Number)

                              JEFFREY B. COBB, ESQ.
                              COBB & EISENBERG LLC
                               315 POST ROAD WEST
                               WESTPORT, CT 06881
                                 (203) 222-9560
                     (Name, Address and Telephone Number of
            Person Authorized to Receive Notices and Communications)

                                 AUGUST 13, 1997
             (Date of Event which Requires Filing of this Statement)

                  If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D/A, and is filing this Schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

                  Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


                                                               Page 1 of 8 pages

CUSIP NO. 812163-30-1                                    PAGE  2  OF   8  PAGES
         ------------                                         ---    -----

     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                               Carl Marks Strategic Investments, L.P.

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /X/
                                                                         (b) / /
------------ -------------------------------------------------------------------
     3       SEC USE ONLY

------------ -------------------------------------------------------------------
     4       SOURCE OF FUNDS*

                               WC
------------ -------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(E)                                           / /

------------ -------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                               Delaware
------------------------- -------- ---------------------------------------------
                             7     SOLE VOTING POWER

       NUMBER OF                                     623,512 shares**
                          -------- ---------------------------------------------
         SHARES              8     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                                     -0-
                          -------- ---------------------------------------------
          EACH               9     SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                                      623,512 shares**
                          -------- ---------------------------------------------
                            10     SHARED DISPOSITIVE POWER

                                                     -0-
------------ -------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               623,512 shares**
------------ -------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                         / /

------------ -------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                               13.7%
------------ -------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*
                               PN
------------ -------------------------------------------------------------------

** Includes shares owned beneficially by other registered persons but omits certain shares owned by certain group members. See Item 5.

CUSIP NO. 812163-30-1                                     PAGE  3  OF   8  PAGES
         ------------                                          ---    -----

------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                               Carl Marks Strategic Investments II, L.P.

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                       (b) / /
------------ -------------------------------------------------------------------
     3       SEC USE ONLY

------------ -------------------------------------------------------------------
     4       SOURCE OF FUNDS*

                               WC
------------ -------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(E)                                           / /

------------ -------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                               Delaware
------------------------- -------- ---------------------------------------------
                             7     SOLE VOTING POWER

       NUMBER OF                                     267,738 shares**
                          -------- ---------------------------------------------
         SHARES              8     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                                     -0-
                          -------- ---------------------------------------------
          EACH               9     SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                                      267,738 shares**
                          -------- ---------------------------------------------
                            10     SHARED DISPOSITIVE POWER

                                                     -0-
------------ -------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               267,738 shares**
------------ -------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                         / /

------------ -------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                               5.9%
------------ -------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*
                               PN
------------ -------------------------------------------------------------------

** Includes shares owned beneficially by other registered persons but omits certain shares owned by certain group members. See Item 5.

CUSIP NO. 812163-30-1                                     PAGE  4  OF   8  PAGES
         ------------                                          ---    -----

------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                               Carl Marks Management Company, L.P.

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) /X/
                                                                      (b) / /
------------ -------------------------------------------------------------------
     3       SEC USE ONLY

------------ -------------------------------------------------------------------
     4       SOURCE OF FUNDS*

                               AF
------------ -------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(E)                                         / /

------------ -------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                               Delaware
------------------------- -------- ---------------------------------------------
                             7     SOLE VOTING POWER

       NUMBER OF                                     891,250 shares**
                          -------- ---------------------------------------------
         SHARES              8     SHARED VOTING POWER
      BENEFICIALLY
         OWNED                                       -0-
                          -------- ---------------------------------------------
           BY                9     SOLE DISPOSITIVE POWER
          EACH
       REPORTING                                     891,250 shares**
                          -------- ---------------------------------------------
         AGENCY             10     SHARED DISPOSITIVE POWER

                                                     -0-
------------ -------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               891,250 shares**
------------ -------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                       / /

------------ -------------------------------------------------------------------
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                               19.6%
------------ -------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*
                               PN
------------ -------------------------------------------------------------------

** Includes shares owned beneficially by other registered persons but omits certain shares owned by certain group members. See Item 5.

CUSIP NO. 812163-30-1                                 PAGE 5  OF     8    PAGES
          --------------                                  ---      ------

------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                               Andrew M. Boas
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) /X/
                                                                        (b) / /
------------ -------------------------------------------------------------------
     3       SEC USE ONLY

------------ -------------------------------------------------------------------
     4       SOURCE OF FUNDS*

                               AF
------------ -------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(E)                                          / /

------------ -------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                               U.S.A.
------------------------- -------- ---------------------------------------------
                             7     SOLE VOTING POWER

       NUMBER OF                                     -0-
                          -------- ---------------------------------------------
         SHARES              8     SHARED VOTING POWER
      BENEFICIALLY
         OWNED                                       938,050 shares**
                          -------- ---------------------------------------------
        BY EACH              9     SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                                      -0-
                          -------- ---------------------------------------------
          WITH              10     SHARED DISPOSITIVE POWER

                                938,050 shares**
------------ -------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               938,050 shares**
------------ -------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                        / /

------------ -------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                               20.7%
------------ -------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*
                               IN
------------ -------------------------------------------------------------------

** Includes shares owned beneficially by other registered persons but omits certain shares owned by certain group members. See Item 5.

CUSIP NO. 812163-30-1                                   PAGE  6  OF   8    PAGES
          -------------                                      ---    ------
--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            Robert C. Ruocco

--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /X/
                                                                      (b) / /
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*

                            AF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(E)                                               / /

--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                            U.S.A.
---------------------- -------- ------------------------------------------------
                          7     SOLE VOTING POWER

      NUMBER OF                                   -0-
                       -------- ------------------------------------------------
       SHARES             8     SHARED VOTING POWER
    BENEFICIALLY
        OWNED                                     938,050 shares**
                       -------- ------------------------------------------------
         BY               9     SOLE DISPOSITIVE POWER
        EACH
      REPORTING                                   -0-
                       -------- ------------------------------------------------
       AGENCY            10     SHARED DISPOSITIVE POWER

                                                  938,050 shares**
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                            938,050 shares**
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                            20.7%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
                            IN
--------- ----------------------------------------------------------------------

** Includes shares owned beneficially by other registered persons but omits certain shares owned by certain group members. See Item 5. ITEM

1. SECURITY AND ISSUER

                  This Amendment No. 5 to Schedule 13D relates to the Common Stock, par value $.01 per share (the "Common Stock"), issued by Seaman Furniture Company, Inc., a Delaware corporation (the "Company").

                  This Amendment to Schedule 13D is being filed pursuant to
Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). This Amendment further amends a Schedule 13D, dated April 22, 1993, as previously amended by Amendment No. 1, dated January 4, 1994, Amendment No. 2, dated May 18, 1994, Amendment No. 3, dated June 14, 1996, and Amendment No. 4, dated July 8, 1997(the "Original Schedule 13D").

                  Except as amended hereby, the responses in the Original
Schedule 13D remain unchanged.



ITEM 4. PURPOSE OF TRANSACTION

                  Item 4 is hereby amended and supplemented by inserting at the end thereof the following:

The Reporting Persons, together with the Participating Funds, have formed SFC Merger Company, a Delaware corporation ("Newco"), solely for the purpose of acquiring approximately 20% of the Company's outstanding Common Stock not already owned by the foregoing persons (the "Public Stock"), and have caused Newco, as its sole stockholders, to enter into a definitive merger agreement on August 13, 1997, to purchase, through a one-step merger transaction, the Public Stock for $25.05 per share. Consummation of the transaction is subject to certain conditions, including among other things, obtaining acceptable financing.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

                  Item 6 is hereby amended and supplemented by inserting at the end thereof the following:

                  The response to Item 4 is incorporated herein by this reference.

                  The Reporting Persons, together with the Participating Funds, as the sole stockholders of Newco, have caused Newco to enter into a definitive merger agreement with the Company in connection with the transaction described in Item 4.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

                  1. Merger Agreement, between Newco and the Company, is incorporated herein by reference to the Company's Current Report on Form 8-K, dated the date hereof.



                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: August 14, 1997


                                       CARL MARKS STRATEGIC INVESTMENTS, L.P.
                                       By: Carl Marks Management Company, L.P.,
                                              General Partner


                                       By:____________________________________
                                                         , a General Partner


                                       CARL MARKS STRATEGIC INVESTMENTS II, L.P.
                                       By: Carl Marks Management Company, L.P.,
                                                 General Partner


                                       By:____________________________________
                                                         , a General Partner


                                       CARL MARKS MANAGEMENT COMPANY, L.P.


                                       By:____________________________________
                                                          , a General Partner


                                       _______________________________________
                                                 ANDREW M. BOAS


                                       _______________________________________
                                                 ROBERT C. RUOCCO


                                       8